Exhibit 99.1
RSC Reports 3Q09 Results, Provides 4Q09 Outlook and Increases FY09 Free Cash Flow Outlook
•	Rental revenues $272 million down 35% vs. 3Q08

•	DEPS a loss of $0.06, down from DEPS of $0.41 in 3Q08

•	Adjusted EBITDA $107 million or 34.0% of total revenues

•	Free cash flow $125 million

•	FY09 free cash flow forecast increased to $365 — $380 million
SCOTTSDALE, Ariz., October 29, 2009 — RSC Holdings Inc. (NYSE:RRR), one of the largest equipment rental providers in North America, today announced results for the third quarter ended September 30, 2009.
Erik Olsson, President and Chief Executive Officer, stated: “We executed well on our top priorities — customer service, cost controls and cash flow generation. While we did not experience the typical seasonal upturn in volume, we achieved stability throughout the quarter in demand for our fleet, sequential rental rates and utilization. We delivered an impressive $125 million of free cash flow, clearly demonstrating the results of strong execution and the counter-cyclicality of our business model. Although the economic environment remains weak, we expect to deliver free cash flow of $365 — $380 million for the full year, which is above our previous estimate.”
Third Quarter 2009 Results
Third quarter rental revenues decreased 35.1% to $272 million, from $419 million in the year-ago quarter, and accounted for 86% of total revenues. Total revenues were $316 million, down 32.4% from $467 million reported in the year-ago quarter.
Rental volume declined 25.7% from the prior year’s third quarter following the drop in non-residential construction business levels and lower industrial activity. Rental rates declined by 9.4% compared with the year-ago quarter; however, the company achieved a 0.2% sequential increase in rental rates over the second quarter. Fleet utilization averaged 58.9% vs. 72.3% in the third quarter of 2008.
Sales of used rental equipment were $31 million, increasing from $29 million in last year’s third quarter. Gross profit margin on sales of used rental equipment was 4%, down from 8% in the first half of 2009, reflecting higher-than-normal auction sales and lower retail margins. Gross capital expenditures were $16 million and the company generated net capital expenditure inflows of $18 million in the third quarter, continuing to benefit from a well-maintained fleet which minimized replacement needs.

The company continued to aggressively manage its cost structure, reducing cost of rental and SG&A expenses by $57 million versus the third quarter a year ago. In the quarter headcount was reduced by 186 employees, while location closures were limited to one. Since the beginning of 2008, the company has closed 59 or 12% of its locations and reduced headcount by 1,215 or 22%. The company also opened two locations in the quarter, bringing total openings in 2009 to 16, primarily in locations that presented industrial growth opportunities. Industrial/non-construction revenues accounted for 55% of total rental revenues in the third quarter of 2009.
“We have been diligent in taking the necessary actions to reduce our cost structure and, as a result, we remain on track to achieve more than $150 million of operating cost reductions this year, while improving our best-in-class customer service. We continue to allocate resources to the industrial markets, expanding and improving our service offering for new and existing customers alike. Since the beginning of 2008 we have opened 43 new locations and deployed industrial business development managers throughout our regions. By proactively industrializing our business and thereby reducing our exposure to commercial construction, we are positioning the company to emerge stronger when the industrial cycle turns,” Mr. Olsson added.
Operating income was $25 million, or 8.0% of total revenues, compared with $110 million or 23.6% of total revenues in the prior year period. The impact of the rental revenue decline exceeded the benefits of cost reductions. Third quarter adjusted EBITDA was $107 million or 34.0% of total revenues, compared to $206 million or 44.1% of total revenues last year.
Interest expense was $51 million, an increase of $2 million over the third quarter 2008, as costs related to the company’s new senior secured notes and recently-extended ABL credit facility more than offset the favorable impact of reduced debt levels. A $12 million net gain, after fees and deferred financing cost write-off, was realized upon the prepayment of debt.
A third quarter net loss of $6 million or $0.06 per diluted share was realized, compared with net income of $42 million or $0.41 per diluted share in the third quarter of 2008.
Free cash flow of $125 million compares with $94 million in the prior year third quarter. For the first nine months of 2009, free cash flow of $332 million represents an improvement of $188 million over $143 million in the first nine months of the prior year. Total debt was reduced by $109 million during the third quarter and by $321 million in the first nine months of 2009, to $2,248 million.
Capital Structure Transactions
In July, as previously announced, the company issued $400 million of 8-year senior secured notes with a coupon rate of 10.0%. The net proceeds were used to repay the term loan and a portion of the outstanding revolver borrowings under the ABL credit facility. Working with its lenders, the company also amended the ABL, extending the maturity of 75% of the facility from November 2011 to August 2013 and reducing the total commitments to $1.1 billion. Borrowing availability under the ABL increased from $373 million at June 30, 2009 to $647 million at September 30, 2009.
In August, the company and its lenders amended the senior secured second-lien term loan facility, permitting RSC to make voluntary prepayments of up to $300 million at a discount to the principal amount during the following twelve months. During the third quarter the company prepaid $158 million of such term loans at 87% of face value and, in October, another $70 million at 91% of face value.

Mr. Olsson concluded: “The $321 million reduction of debt in the first nine months of 2009 and the major refinancing of the company in the third quarter enhanced liquidity and extended maturities, providing significant financial and operational flexibility going forward. We are executing our strategy to continue to have a flexible and low cost capital structure to support near and long term growth in our business.”
Outlook for 4Q09 and FY09
Business activity in the company’s served markets will continue to be down significantly on a year-over-year basis and visibility remains limited. In addition, demand is expected to decline sequentially during the seasonal slowdown of the winter months and industry-wide fleet levels will continue to exceed demand. As a result rental rates are expected to remain under pressure.
The company is increasing previously provided free cash flow guidance to $365 — $380 million for the full year 2009 and expects to continue to apply available cash to further reduce debt. Results are expected in the ranges that follow:

Q409
Rental revenues	$230 - $245 million
Total revenues	$265 - $280 million
Adjusted EBITDA	$ 70 - $ 85 million
Free cash flow	$ 35 - $ 50 million

FY09
Free cash flow	$365 - $380 million
Conference Call Information
RSC Holdings will hold a conference call today at 5:15 p.m. Eastern Time. Investors may access the call by visiting the investor relations portion of the RSC website at www.RSCrental.com/Investor. To listen to the live conference call from the U.S. and Canada dial (866) 393-7634; from international locations dial (706) 679-0678. A replay of the conference call will be available through November 15, 2009. To access the replay dial: U.S. and Canada: (800) 642-1687; international (706) 645-9291. Pass code: 33302602. A replay of the webcast will also be available at www.RSCrental.com/Investor.
Investor Presentation Information
Information concerning our business and financial results that we expect to use at upcoming investor presentations will be made available on our website immediately following the conference call and will be maintained on our website for at least the period of its use at such meetings or until updated by more current information.
About RSC Holdings Inc.
RSC Holdings Inc. (NYSE: RRR) based in Scottsdale, Arizona, is the holding company for the operating entity RSC Equipment Rental, Inc. (“RSC”), which is a premier provider of rental equipment in North America, servicing the industrial, maintenance and non-residential construction markets with $2.4 billion of equipment at original cost. RSC offers superior equipment availability, reliability and 24x7 service to customers through an integrated network of 464 branch locations across 40 states in the United States and three provinces in Western Canada. Customer solutions to improve efficiency and reduce cost include the proprietary Total Control® rental management software, Mobile Tool Rooms™ and on-site rental locations. With 4,300 employees committed to safety and sustainability, RSC delivers the best value and industry leading customer service. All information is as of September 30, 2009. Additional information about RSC is available at www.RSCrental.com.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements regarding the company’s future financial position, end-market outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations.
In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual results and developments may therefore differ materially from those described in this release.
The company cautions therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the United States Securities and Exchange Commission could affect the company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the company’s forward-looking statements.
These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, we disclaim any obligation to update these forward-looking statements to reflect future events or circumstances.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the company also discloses in this press release certain non-GAAP financial information including adjusted EBITDA and free cash flow. These financial measures are not recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Adjusted EBITDA GAAP Reconciliation” and “Free Cash Flow GAAP Reconciliation” included at the end of this release. Additionally, explanations of these Non-GAAP measures are provided in Annex A attached to this release.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,		Change
	2009	2008	%	2009	2008	%
Revenues:
Equipment rental revenue	$271,547	$418,604	(35.1)%	$829,517	$1,195,782	(30.6)%
Sale of merchandise	12,633	18,906	(33.2)	40,121	56,152	(28.5)
Sale of used rental equipment	31,384	29,357	6.9	123,757	86,043	43.8

Total revenues	315,564	466,867	(32.4)	993,395	1,337,977	(25.8)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	138,723	182,747	(24.1)	423,567	521,837	(18.8)
Depreciation — rental equipment	70,169	81,869	(14.3)	217,492	239,331	(9.1)
Cost of merchandise sales	8,775	13,325	(34.1)	28,193	38,159	(26.1)
Cost of used rental equipment sales	30,117	20,479	47.1	115,414	60,153	91.9

Total cost of revenues	247,784	298,420	(17.0)	784,666	859,480	(8.7)

Gross profit	67,780	168,447	(59.8)	208,729	478,497	(56.4)

Operating expenses:
Selling, general and administrative	31,970	45,271	(29.4)	107,096	125,983	(15.0)
Depreciation and amortization — non-rental equipment and intangibles	10,696	12,603	(15.1)	33,672	37,214	(9.5)
Other operating (gains) losses, net	(119)	276	n/a	(233)	(789)	n/a

Total operating expenses, net	42,547	58,150	(26.8)	140,535	162,408	(13.5)

Operating income	25,233	110,297	(77.1)	68,194	316,089	(78.4)
Interest expense, net	50,666	48,296	4.9	130,911	152,399	(14.1)
Gain on extinguishment of debt, net	(12,489)	—	n/a	(12,489)	—	n/a
Other (income) expense, net	(75)	327	n/a	335	(316)	n/a

(Loss) income before (benefit) provision for income taxes	(12,869)	61,674	n/a	(50,563)	164,006	n/a
(Benefit) provision for income taxes	(7,034)	19,325	n/a	(19,734)	59,235	n/a

Net (loss) income	$(5,835)	$42,349	n/a	$(30,829)	$104,771	n/a

Weighted average shares outstanding used in computing net (loss) income per common share:
Basic	103,435	103,303		103,433	103,229

Diluted	103,435	103,602		103,433	103,806

Net (loss) income per common share:
Basic and Diluted	$(0.06)	$0.41		$(0.30)	$1.01

Other operational data:
Utilization (a)	58.9%	72.3%		58.0%	70.9%
Average fleet age at period end (months)	38	31		38	31
Same store rental revenue growth / (decline) (a)	(34.2)%	1.8%		(28.4)%	4.7%
Employees (a)	4,327	5,329		4,327	5,329
Original equipment fleet cost (in millions) (a)	$2,394	$2,771		$2,394	$2,771

(a)	Refer to attached Statistical Measures for descriptions.

Note:
Certain amounts in the condensed consolidated statements of operations for the quarter and nine-month periods ended September 30, 2008 have been reclassified to conform with the current year presentation. The Company believes the current presentation better reflects the nature of the underlying financial statement items. The reclassifications have no effect on operating income, net income or net income per common share.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2009	2008

Assets
Cash and cash equivalents	$18,990	$13,670
Accounts receivable, net	210,204	285,000
Inventory	15,275	19,859
Rental equipment, net	1,472,765	1,766,978
Property and equipment, net	132,391	171,156
Goodwill and other intangibles, net	940,253	938,682
Deferred financing costs	56,881	46,877
Other assets	22,059	28,306

Total assets	$2,868,818	$3,270,528

Liabilities and Stockholders’ Equity
Accounts payable	$49,609	$109,542
Accrued expenses and other liabilities	202,824	203,288
Debt	2,248,146	2,569,067
Deferred income taxes	339,010	345,511

Total liabilities	2,839,589	3,227,408
Total stockholders’ equity	29,229	43,120

Total liabilities and stockholders’ equity	$2,868,818	$3,270,528

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net (loss) income	$(30,829)	$104,771
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	251,164	276,545
Amortization of deferred financing costs	8,574	7,281
Amortization of original issue discount	213	—
Share-based compensation expense	3,473	2,797
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(6,329)	(23,828)
Deferred income taxes	(8,618)	22,274
Gain on extinguishment of debt, net	(12,489)	—
Excess tax benefits from share-based payment arrangements	—	(141)
Changes in operating assets and liabilities	25,058	(94,334)

Net cash provided by operating activities	230,217	295,365

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	—	(33,236)
Purchases of rental equipment	(33,488)	(230,464)
Purchases of property and equipment	(2,597)	(12,205)
Proceeds from sales of rental equipment	123,757	86,043
Proceeds from sales of property and equipment	10,539	4,350
Insurance proceeds from rental equipment and property claims	3,086	—

Net cash provided by (used in) investing activities	101,297	(185,512)

Cash flows from financing activities:
Net payments on debt	(301,363)	(124,593)
Financing costs	(26,435)	(580)
Proceeds from stock option exercises	256	1,339
Other	347	4,342

Net cash used in financing activities	(327,195)	(119,492)

Effect of foreign exchange rates on cash	1,001	(127)

Net increase (decrease) in cash and cash equivalents	5,320	(9,766)
Cash and cash equivalents at beginning of period	13,670	10,039

Cash and cash equivalents at end of period	$18,990	$273

Supplemental disclosure of cash flow information:
Cash paid for interest	$104,402	$137,630
Cash (received) paid for taxes, net	(7,098)	23,422

RSC HOLDINGS INC. AND SUBSIDIARIES
Rental Revenue Growth Bridge
(in thousands)

	Rental Revenues
	Three Months Ended	Nine Months Ended
	September 30,	September 30,

2008	$418,604	$1,195,782

Changes:
Volume	-25.5%	-23.6%
Acquisition	0.0%	0.5%
Price	-9.4%	-7.0%
Currency	-0.2%	-0.5%

2009	$271,547	$829,517

Annex A
EBITDA and Adjusted EBITDA. EBITDA, a supplemental non-GAAP financial measure, is defined as consolidated net income (loss) before net interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is a non-GAAP financial measure and is defined as consolidated net income (loss) before net interest expense, income taxes, and depreciation and amortization and before certain other items, including gain on extinguishment of debt, net, share-based compensation, and other (income) expense, net. All companies do not calculate EBITDA and Adjusted EBITDA in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies.
The company presents EBITDA and Adjusted EBITDA in this release because it believes these calculations are useful to investors in evaluating our ability to service debt and as tools to evaluate our financial performance. However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP, and when analyzing the company’s performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP.
Free cash flow. The company defines free cash flow as net cash provided by operating activities less net capital inflows (expenditures). All companies do not calculate free cash flow in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure and should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
The accompanying tables reconcile the GAAP financial measures that are most directly comparable to these non-GAAP financial measures. No quantitative reconciliations of the estimated ranges for Adjusted EBITDA and free cash flow to their respective most comparable measure calculated and presented in accordance with GAAP are included as the company is unable to quantify certain amounts that would be required to be included in such GAAP measures.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted EBITDA GAAP Reconciliation
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net (loss) income	$(5,835)	$42,349	$(30,829)	$104,771
Depreciation of rental equipment and depreciation and amortization of non-rental equipment and intangibles	80,865	94,472	251,164	276,545
Interest expense, net	50,666	48,296	130,911	152,399
(Benefit) provision for income taxes	(7,034)	19,325	(19,734)	59,235

EBITDA	$118,662	$204,442	$331,512	$592,950

Adjustments:
Gain on extinguishment of debt, net	(12,489)	—	(12,489)	—
Share-based compensation	1,179	957	3,473	2,797
Other (income) expense, net	(75)	327	335	(316)

Adjusted EBITDA	$107,277	$205,726	$322,831	$595,431

(Adjusted EBITDA as a percentage of total revenues)	34.0%	44.1%	32.5%	44.5%
Free Cash Flow GAAP Reconciliation
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net cash provided by operating activities	$107,033	$131,260	$230,217	$295,365

Purchases of rental equipment	(15,151)	(65,506)	(33,488)	(230,464)
Purchases of property and equipment	(708)	(2,182)	(2,597)	(12,205)
Proceeds from sales of rental equipment	31,384	29,357	123,757	86,043
Proceeds from sales of property and equipment	2,409	1,325	10,539	4,350
Insurance proceeds from rental equipment and property claims	—	—	3,086	—

Net capital inflows (expenditures)	17,934	(37,006)	101,297	(152,276)

Free cash flow	$124,967	$94,254	$331,514	$143,089

Statistical Measures
Utilization is defined as the average dollar value of equipment rented by customers (based on original equipment cost) for the relevant period divided by the aggregate dollar value of all equipment (based on original cost) for all equipment.
Same store rental revenue growth is calculated as the year over year change in rental revenue for locations that are open at the end of the period and have been operating under the company’s direction for more than 12 months.
Employee count is given at the end of the period indicated and the data reflect the actual head count as of each period.
Original Equipment Fleet Cost (OEC) is defined as the original dollar value of equipment purchased from the original equipment manufacturer (OEM). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.
Investor/Analyst Contacts:
Gerry Gould, VP — Investor Relations
(480) 281-6928 or
Gerry.Gould@RSCRental.com
Media Contact:
Chenoa Taitt
(212) 223-0682